Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust, Inc. Announces Board Changes

NEW YORK – October 11, 2016 – Healthcare Trust, Inc. (“HTI” or the “Company”) announced today that Randolph C. Read has stepped down from its Board of Directors and that Leslie D. Michelson was named Non-Executive Chairman of the Board of Directors.

Mr. Read commented, “With the conclusion of the strategic review process at Healthcare Trust, this is the ideal time for me to pass the baton at HTI as they focus on building a world class healthcare REIT in the medical office building and seniors housing sectors.”

Betty Tuppeny, Chair of HTI’s Nominating & Governance Committee commented, “The stockholders and the Board of HTI have been truly fortunate to have had Randy Read serve as Chairman of the Company this past year and half. He drove the development and completion of a comprehensive strategic review process which focused the Company on its future direction in continuing to build stockholder value. Randy’s skilled leadership will be missed.”

Mr. Michelson commented: “I am delighted to be continuing the progress the Company has made under Randy Read as Chairman. The results of the strategic review process will guide us as we strengthen our portfolio and balance sheet and continue to increase shareholder value.”

About Healthcare Trust, Inc.

Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment trust which seeks to acquire a diversified portfolio of real estate properties, focusing primarily on healthcare-related assets including medical office buildings, seniors housing and other healthcare-related facilities. Additional information about HTI can be found on its website at www.healthcaretrustinc.com. HTI may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements HTI makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward looking statements, and you should not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond HTI’s control, including other factors included in HTI’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HTI’s latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on March 11, 2016, and HTI’s Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 13, 2016, as such Risk Factors may be updated from time to time in subsequent reports. HTI does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Tim Cifelli
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DDCworks
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